EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Iris International, Inc.
Chatsworth, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393, 333-118577, 333-135442 and 333-170524) and Form S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, 333-122501, 333-127952 333-137738, 333-145635 and 333-159676) of IRIS International, Inc. of our reports dated March 16, 2011, relating to the consolidated financial statements, and the effectiveness of Iris International, Inc’s internal control over financial reporting, which appears in this Form 10-K.
/s/ BDO USA, LLP
Los Angeles, California
March 16, 2011